NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 9, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 28, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of Sensata Technologies Holding N.V. which became effective on March 28, 2018, each Ordinary Share of Sensata Technologies Holding N.V. (Netherlands) was exchanged for one (new) Ordinary Share of Sensata Technologies Holding plc (United Kingdom). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Sensata Technologies Holding N.V. (Netherlands) Ordinary Shares and does not affect the continued listing on the NYSE of the Sensata Technologies Holding plc (United Kingdom) Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 28, 2018.